Exhibit 10.32
$15 Million Senior Secured Debt
SUMMARY TERMS AND CONDITIONS

Date	May 26, 2010

Issuer	The Film Department Holdings, Inc.

Purchaser	H&W Movie Partners LLC (or an entity controlled or managed by same).

Total Amount	$15 million Senior Secured Debt (the “Senior Debt”)

Closing Date	Concurrent with the first day of trading in connection with the Issuer’s Initial Public Offering. Anticipated to be on or before June 11, 2010.

Term	Two (2) years

Use of Proceeds	Proceeds from the Senior Debt will be used to refinance $15 million of the Issuer’s Senior Secured Second Lien Notes, currently held by Eton Park.

Interest Rate	10% per annum, payable quarterly in cash.

Additional Compensation	150,000 warrants for Issuer’s common stock at issuance price (currently expected to be $6.00 per share) to be locked up for one year from date of closing.

Security; Subordination	Security interests include: (i) expected proceeds from “Law-Abiding Citizen” (approximately $36 million) and “The Rebound” (approximately $1.5 million); (ii) anticipated repayment of Issuer’s equity investment in “Earthbound” (approximately $11 million); (iii) revenues generated by the U.S. release of “The Rebound” and “Earthbound”; and (iv) all of the company’s projects currently in development (whether at that stage or once they have been produced as films). Security interests shall be valid, perfected and second priority security interests junior to the first-lien security interests granted under the anticipated “Law-Abiding Citizen” ultimates loan (approximately $11 million), the production loan for “Earthbound” (approximately $10 million collateralized against international sales contracts and a State of Louisiana tax credit) and the company’s anticipated prints and advertising debt facilities (covering customary marketing expenses for the U.S. theatrical distribution of its films) and such other permitted liens as are mutually agreed (including the single picture production loan on each film).

Default Rate	Default interest at 4% per annum (i.e., 14% per annum).

Optional Redemption	The Second Lien Notes may be prepaid in whole or in part, together with a premium on the prepaid principal amount of the Senior Debt equal to: (i) 0.25% from the Closing Date to the first anniversary of the Closing Date; (ii) 0% thereafter.

Conditions Precedent	The transaction contemplated hereunder will be subject to the negotiation and execution of definitive documents including customary closing conditions and the closing of Issuer’s $30 million Initial Public Offering.

The terms and conditions of this investment will be subject to all terms and conditions of the existing debt as detailed above under “Security; Subordination.”

Other Terms & Conditions	Issuer agrees to pay down Senior Second Lien Notes such that all of Eton Park’s liens are extinguished using these proceeds as well as proceeds from its Initial Public Offering as of the closing of the IPO.

Agreed and Accepted:

H&W MOVIE PARTNERS:

By	Date

Its

THE FILM DEPARTMENT HOLDINGS, INC.:

By	Date

Its

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